TIAA-CREF Life Insurance Company [730 Third Avenue New York, NY 10017-3206] [212 490-9000 1 877 694-0305]

Your Flexible Premium Last Survivor Variable Universal Life Insurance Policy

PLEASE READ THIS POLICY CAREFULLY. This policy is a legal contract between the Owner(s) and TIAA-CREF Life Insurance Company (“TIAA Life”). This policy is issued in consideration of the application and the payment of the first premium.

About this policy

Throughout this document, you and your mean the Owner or Owners of the policy named in the application or in any later change shown in our records. We, us, and our refer to TIAA Life.

Subject to the conditions specified in this policy, you may request to accelerate this policy’s death benefit. The death benefit and any accumulation values and cash values, and, if applicable, premium payments or cost of insurance charges, will be reduced if an accelerated death benefit is paid. The receipt of an accelerated death benefit payment may be taxable. As with all tax matters, you should consult a personal tax advisor before requesting an accelerated death benefit payment.

Your right to cancel this policy

During the right to cancel period, you have the right to cancel this policy and return it to us for a refund of your account value plus the amount of fees and charges deducted. The right to cancel period ends 10 days after you receive this policy, unless it is a replacement, where it ends 30 days after you receive this policy. To cancel your policy, you must deliver or mail this document to us, along with a cancellation notice in a form satisfactory to us. If you send it by mail, it must be postmarked before the end of the right to cancel period, properly addressed and postage prepaid.

If you have any questions

If you have any questions about your policy or any of our other services, please contact our administrative office at:

TIAA-CREF Life Insurance Company, [Insurance Service Center, P.O. Box XXX, Atlanta, GA 31139 or you may call us at Tel: 1 877 694- 0305]

Key features of your Flexible Premium Variable Universal Life Insurance policy

•	Adjustable death benefit
•	Flexible premiums payable during either Insured’s lifetime
•	Premiums can be allocated to the Fixed Account and/or to our Investment Accounts
•	The Policy Value, death benefit and length of coverage that are based on the separate account assets are not guaranteed and may increase or decrease depending on investment experience
•	The minimum death benefit and the method for determining the amount of your death benefit are described in the Death Benefit section of this policy
•	Pays Death Benefit Proceeds when the last surviving person insured by the policy dies
•	Can be cashed in for its Cash Surrender Value
•	Non-Participating policy. This policy does not pay dividends
•	Accelerated death benefit option. You should consult a personal tax advisor first because the payment may be taxable

Your Contract

Your contract with us includes your application, this policy and any riders or endorsements that are attached to it. It also includes applications that are attached for any later changes you made to the policy.

We have assumed that all statements you made in your applications are true to the best of your knowledge and belief. We relied on these statements when we issued this policy. These statements in the absence of fraud are representations only — they are not warranties. We will only use these statements to cancel this policy or contest a claim if you made a material misrepresentation in your application.

Only our President, a Vice President or the Secretary may change the terms of this policy or waive any of our rights or requirements under it.

You will find the detailed terms of your policy in Sections 2 and 3 of this document followed by the terms of any riders you have added. Section 1 is intended to be a summary only.

Conformity with Interstate Insurance Product Regulation Commission (IIPRC) Standards

This policy was approved under the authority of the IIPRC and issued under the Commission standards. Any provision of this policy that, on the provision’s effective date, is in conflict with IIPRC standards for Variable Universal Life Insurance is hereby amended to conform to such standards as of the provision’s effective date.

A statement of the basis of the charges and the method of computation has been filed with the Interstate Insurance Product Regulation Commission.

This document provides you with extensive information about your life insurance policy. Please read it carefully and keep it in a safe place. We have divided it into three main sections.

Section 1 — A summary of your policy

This section is a brief summary of your policy. It tells you your policy’s key values, benefits and charges, and reminds you of the choices you made on your application.

Section 2 — How your policy works

This section describes how the main benefits and features of your policy work. It also explains the changes you can make to your policy and other things you can do under it.

Owner and Beneficiary	13
Owner
Assigning the Policy
Transfer of Ownership
Beneficiary
Change of Beneficiary

Death Benefit	15
Death Benefit Options
Minimum Death Benefit
Changing your death benefit option
Death Benefit Proceeds
Calculating Death Benefit Proceeds

Face Amount	18
Increasing the Face Amount
Decreasing the Face Amount
Underwriting Class Changes

Accelerated Death Benefits	19
How getting the death benefit early affects your policy

Premium Payments	21
Making premium payments
Limits on the premium payments you can make
Allocating your premiums

Allocation Options	23
The Fixed Account
The Investment Accounts
Units
Unit Value
Transferring among Allocation Options
Dollar cost averaging transfer program
Automatic account rebalancing program

The Separate Account	25

Policy Value	27
How we calculate your Policy Value
Fixed Account Policy Value
Investment Account Policy Value
Loan Account Value

Loans	28
Loan interest rate credited
Loan interest rate charged
Loan Repayments

Withdrawals	30
How Withdrawals affect the Face Amount
Advisory fees
Surrendering your policy

Monthly Charges	32
Administrative Charge
Cost of insurance charge
Mortality and expense risk charge
Charges for optional riders
Changing our charges

Lapsing and Reinstatement	34
Grace Period
Lapsing
Reinstatement

Other things to know about your policy	35
Statements and reports
Illustrations
Communicating with us
Processing payments and transfers
Misstatement of age or sex
Contesting the validity of your policy
Suicide by the Insured
Policy calculations
Dividend

Section 3 — Definitions
This section explains some of the key terms we have used in the policy

[Riders	Attached
Policy Split Option
Estate Transfer Protection Rider
Charitable Giving Benefit Rider]
[Endorsements added	Attached
Overloan Protection Endorsement
Aviation Limitation Endorsement]

Section 1 — Policy Summary

Owner(s): [Owner 1]
[Owner 2]	Face Amount: [$250,000]
Policy Number: [123456789]	Death Benefit Option: [A]

Persons Insured by this Policy:

Insured 1: [Name] Issue Age: [Age] [Gender] Underwriting Class: [Class]	Insured 2: [Name] Issue Age: [Age] [Gender] Underwriting Class: [Class]

Policy Type: Flexible Premium Variable Universal Life Insurance

Policy Effective Date: [Date]	Policy Issue Date: [Date]
Minimum Face Amount: [$100,000]

State Insurance Department Telephone: [XXX-XXX-XXXX]

[You have chosen to add the following rider [s] [and endorsement (s)] to your policy:]

[Estate Transfer Protection Rider]

[Overloan Protection Endorsement]

[Charitable Giving Benefit Rider]

[Policy Split Option]

We will pay the Death Benefit Proceeds to your Beneficiary(ies) when the last surviving person insured by this policy dies. You can have the proceeds paid in a lump sum or you can choose one of our other payment methods.

If the last surviving person insured by this policy has a terminal illness, you can apply to get all or part of the death benefit early. Please see the Accelerated Death Benefit section for details.

Tax Test: [Guideline Premium Test]

Initial Guideline Level Premium [ $2,493.14]

Initial Guideline Single Premium [ $26,361.28]

Premium Payments

Minimum first premium: $[50.00]

Planned premium: $[1,500.00]

Frequency of your planned premium: [ANNUAL]

You can choose the amount and timing of your premium payments within certain limits. The planned premium is the scheduled premium you chose on your application. You do not have to pay your planned premiums, but if you do not, your policy may lapse and your coverage may end if the Cash Surrender Value is less than the deduction for the monthly charge when it is due.

Even if you pay all of your planned premiums, your policy may still lapse and your coverage may end if the Cash Surrender Value is less than the deduction for the monthly charge when it is due. We will give you a grace period of 61 days to make a minimum payment that is equal to any unpaid monthly charges plus three current monthly charges. If you do not pay it before the end of the grace period, your policy will lapse.

The amount of coverage, and the length of time that your policy remains In Force, depends on:

•	the amount and timing of your premium payments,
•	whether you change the Face Amount or your death benefit option,
•	the withdrawals or loans you take,
•	the investment performance of the Investment Accounts,
•	the amount of the monthly charges and Regulatory Charges,
•	the interest rates on the Fixed Account and Loan Account, or
•	whether you change rider benefits.

We deduct a Regulatory Charge from each premium payment you make, and then allocate your Net Premium to the Allocation Options you choose.

We will allocate any premium payments you make to the Allocation Options you selected, from your most recent allocation instructions, unless you tell us otherwise. You can transfer among Allocation Options within the limits described in this policy. You may also change your allocations within the limits described in this policy.

Policy Value

The value of your policy can change daily. We calculate it by adding the total amount allocated to the Investment Accounts, the Fixed Account and the Loan Account.

Policy Value is not guaranteed – it depends on the amount and timing of your premium payments, the performance of the Investment Accounts you have chosen, the interest rates on the Fixed Account and the Loan Account, policy charges, how much you have borrowed or withdrawn from the policy and the level of policy and rider benefits.

Allocation Options

Fixed Account

The guaranteed minimum effective annual interest rate on the Fixed Account is [2.5]%. We may choose to set a higher rate for this account. The rate may be different from the interest rate on the Loan Account.

Investment Accounts

The Investment Accounts are those available for the policy from TIAA-CREF Life Separate Account VLI-1.

Policy Loans

Any time after the right to cancel period ends you can take out a loan from your policy using your Policy Value as collateral. The maximum amount you can borrow is 100% of your Policy Value unless the Overloan Protection Endorsement is elected, in which case the maximum may be lower.

Interest will be charged on the loan in arrears at an effective annual interest rate of [5.00]%.

Interest will be credited on the collateral in the Loan Account at a minimum effective annual rate of [4.35]%. The current earned interest rate is [4.35]% in Policy Years 1-10 and [4.80]% in Years 11+. Please see the Loans section of this contract for more information about loan interest charged and interest earned in the Loan Account.

Withdrawals and Surrenders

You can take out all or part of your Cash Surrender Value by making withdrawals or surrendering your policy. This policy does not have a minimum guaranteed Cash Surrender Value. Please see the Surrendering Your Policy Section of this contract for details.

Policy Charges

Charges deducted from your premiums

Regulatory Charge of [5]% applicable to each premium, including premiums from 1035 transfers.

Charges deducted from your policy

A monthly charge that includes:

Administrative Charge	$[54.17]
Cost of Insurance Charge	See guaranteed maximum table below
Mortality and Expense Risk Charge	See table in Monthly Charges Section
Charges for the riders you have added	See table at the end of section 1

See each Portfolio’s prospectus for their investment advisory charges.

Transfer Charges

We reserve the right to charge $25 for each transfer after the 12th transfer in any Policy Year.

However, there is no charge for transfers:

•	to and from the Loan Account,
•	under the dollar cost averaging program, or
•	under the automatic account rebalancing program

Guaranteed maximum monthly cost of insurance rates per $1,000 of Net Amount at Risk

We calculate the monthly cost of insurance charge using the current cost of insurance rates applied to the Net Amount at Risk. For the Initial Face Amount, our current cost of insurance rates will never be greater than the guaranteed maximum monthly cost of insurance rates shown in this table. The guaranteed maximum monthly cost of insurance rates are based on the Policy Year, Issue Age, gender and Underwriting Class of the people insured by the policy. You will find more about the monthly cost of insurance charge in the Monthly Charges Section.

POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE	POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE	POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE
[1	0.093333	30	1.225000	59	19.940000
2	0.097500	31	1.352500	60	21.402500
3	0.103333	32	1.481667	61	22.850833
4	0.110833	33	1.616667	62	24.265000
5	0.117500	34	1.759167	63	25.771667
6	0.126667	35	1.919167	64	27.378333
7	0.137500	36	2.105833	65	29.092500
8	0.150833	37	2.332500	66	30.730000
9	0.166667	38	2.597500	67	32.182500
10	0.184167	39	2.876667	68	33.727500
11	0.203333	40	3.176667	69	35.370000
12	0.222500	41	3.503333	70	37.105833
13	0.238333	42	3.871667	71	38.934167
14	0.250833	43	4.300000	72	40.875000
15	0.266667	44	4.797500	73	42.934167
16	0.287500	45	5.355000	74	45.119167
17	0.314167	46	5.976667	75	47.435000
18	0.346667	47	6.652500	76	49.887500
19	0.384167	48	7.368333	77	52.485833
20	0.431667	49	8.150000	78	55.235833
21	0.485000	50	9.019167	79	58.145833
22	0.540000	51	9.985833	80	61.220833
23	0.593333	52	11.049167	81	64.469167
24	0.646667	53	12.198333	82	67.896667
25	0.709167	54	13.420000	83	71.510833
26	0.785000	55	14.701667	84	75.316667
27	0.877500	56	15.978333	85	79.305833
28	0.985000	57	17.235000	86	83.333333]
29	1.102500	58	18.551667

TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the minimum death benefit.

YEAR	FACTOR	YEAR	FACTOR	YEAR	FACTOR
[1	250%	30	122%	59	102%
2	250%	31	120%	60	101%
3	250%	32	119%	61	100%
4	250%	33	118%	62	100%
5	250%	34	117%	63	100%
6	250%	35	116%	64	100%
7	243%	36	115%	65	100%
8	236%	37	113%	66	101%
9	229%	38	111%	67	101%
10	222%	39	109%	68	101%
11	215%	40	107%	69	101%
12	209%	41	105%	70	101%
13	203%	42	105%	71	101%
14	197%	43	105%	72	101%
15	191%	44	105%	73	101%
16	185%	45	105%	74	101%
17	178%	46	105%	75	101%
18	171%	47	105%	76	101%
19	164%	48	105%	77	101%
20	157%	49	105%	78	101%
21	150%	50	105%	79	101%
22	146%	51	105%	80	101%
23	142%	52	105%	81	101%
24	138%	53	105%	82	101%
25	134%	54	105%	83	101%
26	130%	55	105%	84	101%
27	128%	56	105%	85	101%
28	126%	57	104%	86	101%]
29	124%	58	103%

Net single premiums per $1,000 of death benefit

We use the net single premium to calculate the minimum death benefit.

YEAR	FACTOR	YEAR	FACTOR	YEAR	FACTOR
[1	208.09	30	531.10	59	895.40
2	215.51	31	545.36	60	903.33
3	223.20	32	559.71	61	911.68
4	231.15	33	574.18	62	921.05
5	239.36	34	588.78	63	932.44
6	247.85	35	603.54	64	947.29
7	256.60	36	618.44	65	968.21
8	265.62	37	633.41	66	990.10
9	274.89	38	648.35	67	990.10
10	284.42	39	663.16	68	990.10
11	294.19	40	677.88	69	990.10
12	304.21	41	692.52	70	990.10
13	314.50	42	707.07	71	990.10
14	325.09	43	721.49	72	990.10
15	336.04	44	735.69	73	990.10
16	347.33	45	749.55	74	990.10
17	358.94	46	763.03	75	990.10
18	370.85	47	776.07	76	990.10
19	383.04	48	788.65	77	990.10
20	395.48	49	800.83	78	990.10
21	408.13	50	812.59	79	990.10
22	420.97	51	823.88	80	990.10
23	434.01	52	834.64	81	990.10
24	447.29	53	844.82	82	990.10
25	460.85	54	854.39	83	990.10
26	474.64	55	863.36	84	990.10
27	488.62	56	871.76	85	990.10
28	502.72	57	879.77	86	990.10]
29	516.89	58	887.61

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Section 2 — How your policy works

Owner and Beneficiary

Owner

The Owner is the person or people named in the application who make the decisions about the policy and its benefits while either person insured by the policy is living. The Owner of this policy appears in Section 1. If you did not name an Owner on your application, the person(s) insured by the policy are the Owner(s).

As the policy Owner, you have the following rights:

•	to transfer Ownership or assign the policy,
•	to change the Beneficiary(ies),
•	to receive benefits and choose payment methods for them,
•	to change the amount or timing of premiums,
•	to change the death benefit option,
•	to change the Face Amount,
•	to reinstate the policy if it lapses,
•	to take out a loan, make a withdrawal or surrender the policy,
•	to change premium allocations and make transfers among Allocation Options, or
•	to change riders.

If this policy has more than one Owner, certain transactions may require the signature of all owners. In addition, if this policy has more than one owner and one of you dies, the surviving Owner will hold all rights under the policy. If the last surviving Owner dies, his or her estate will own the policy, unless you give us your written instructions to the contrary.

If you have named an irrevocable Beneficiary, you will need his or her permission to make all of these decisions, except to change the amount or timing of premiums, reinstate the policy if it lapses, change premium allocations and make transfers among Allocation Options.

Assigning the policy

You can assign your policy in two ways:

•	A collateral assignment does not change the Ownership of the policy, but your rights and the rights of your revocable Beneficiary or any other person will be subject to the assignment.
•	An absolute assignment means the person or organization you assign the policy to will become the new Owner.

We must receive a copy of the assignment before we consider it effective. Unless otherwise indicated by you, the assignment shall take effect on the date the notice of assignment is signed by you, subject to any payments made or actions taken by the company prior to receipt of this notice. We are not responsible for the validity of any assignment.

Transfer of Ownership

You can transfer Ownership of this policy by submitting your assignment of Ownership request in Good Order. If your assignment of Ownership is absolute you will no longer have any Ownership rights in the policy. The new Owner will have all the rights under the policy.

The transfer of Ownership may be requested anytime during the lifetime of the Insured. The change of Ownership will be effective on the date the written request for assignment of Ownership is signed, whether or not either Insured is living when the request is received by us. We are not liable for any payment made or action taken before the date we receive the written assignment of Ownership.

Beneficiary

The Beneficiary(ies) is (are) the person or people you named in your application, or in a written form in Good Order subsequent to the submission of your application, to receive the Death Benefit Proceeds when the last surviving person insured by the policy dies.

Here are some things you need to know about beneficiaries:

•

Each primary Beneficiary you have named will receive an equal share of the Death Benefit Proceeds unless you instruct us in writing otherwise. If one primary Beneficiary dies, his or her share will be divided equally among the surviving primary beneficiaries unless you give us your written instructions to the contrary.

•

Each contingent Beneficiary you have named will receive an equal share of the Death Benefit Proceeds if none of the primary beneficiaries are living when the Death Benefit Proceeds are payable, unless you give us your written instructions to the contrary. If one contingent Beneficiary dies, his or her share will be divided equally among the surviving contingent beneficiaries unless you give us your written instructions to the contrary.

•

If none of your beneficiaries are living when the last surviving Insured dies or if you have not named a Beneficiary, you as the policy Owner will receive the proceeds. If you are no longer living, the proceeds will go to your estate.

Change of Beneficiary

•	You can change revocable beneficiaries any time before the death of the last surviving Insured.
•	Beneficiary designations and changes to Beneficiary designations must be in writing and received in Good Order.
•	If there is an irrevocable primary Beneficiary, the Owner of the policy must obtain the consent of the irrevocable Beneficiary for any change request related to the primary Beneficiary.
•	If there is an irrevocable contingent Beneficiary, the Owner of the policy must obtain the consent of the irrevocable Beneficiary for any change request related to the contingent Beneficiary.
•

If acceptable to us, the change will take effect as of the date the request is signed, whether or not the last surviving Insured is living when the request is received by us. We are not liable for any payment made or action taken before the date we receive the written request for the change.

•

If you change your Beneficiary and you have chosen a monthly payment method for the Death Benefit Proceeds or Cash Surrender Value, we will cancel that payment method and you will have to choose a payment method again.

You will find more about monthly payment methods in Death Benefit Proceeds section of this contract.

Death Benefit

Death Benefit Options

The amount of your policy’s death benefit depends on the death benefit option you chose on your application. We offer three options under this policy. The option you chose appears in Section 1.

•	Option A — the death benefit will be the same as your policy’s Face Amount. This is known as a level death benefit.
•	Option B — the death benefit will equal your policy’s Face Amount plus your Policy Value. This is known as an increasing death benefit.
•	Option C — the death benefit will equal your policy’s Face Amount plus all premiums credited to the policy since the Policy Issue Date. This is known as the return of premium death benefit.

Minimum Death Benefit

For your policy to qualify as life insurance under Federal Tax Law, your death benefit must at least equal the minimum death benefit.

We use one of two Tax Tests to calculate the minimum death benefit. You will find the test for your policy in Section 1. This test cannot be changed once we have issued your policy.

If your Tax Test is the cash value accumulation test, we calculate the minimum death benefit by multiplying your Policy Value by 1,000, and then dividing that amount by the net single premium shown in Section 1.

If your Tax Test is the guideline premium test, the minimum death benefit is your Policy Value multiplied by a death benefit factor. You will find a table showing death benefit factors in Section 1.

Changing your death benefit option

On any monthly anniversary after the first Policy Year, you may change the death benefit option while your policy is In Force. Both Insureds must be living at the time of the change and you may be required to provide evidence of insurability satisfactory to us. Here is how it works:

•	Your request must be in writing and received in Good Order.
•	The change will become effective on the next monthly charge date. We will make the change before we deduct the monthly charge.
•	We will not allow any change in death benefit option that prevents the policy from qualifying as life insurance under Federal Tax Law.
•	We may restrict any changes from or to Option C.
•	If your Tax Test is the cash value accumulation test, no change to Option C will be allowed.
•

If a change in death benefit option would cause your policy to be classified as a Modified Endowment Contract, we will not process the change until you send us your written confirmation of the acceptance of the classification as a Modified Endowment Contract.

•	We will send you a policy endorsement after we make the change.

Changing from Option A to Option B or Option C

•	After the change, the Face Amount cannot be less than the minimum Face Amount shown in Section 1.
•

We will decrease the Face Amount by the Policy Value if switching to Option B or by accumulated premiums paid if switching to Option C so that your death benefit is approximately the same on the date of the change

•

We will decrease the Face Amount on the effective date of the change. To do this, we will first reduce any increases in the Face Amount you have asked us for, starting with the most recent. Then we will reduce the Initial Face Amount.

Changing from Option B or Option C to Option A

•

We will increase the Face Amount by the Policy Value if switching from Option B or by accumulated premiums paid if switching from Option C so that your death benefit is approximately the same on the date of the change.

•

We will increase the Face Amount on the effective date of the change. The Underwriting Class for the increase will be the same as it is for the most recent increase that you requested. If you have not requested an increase, it will be the same as it is for the Initial Face Amount.

Changing from Option B to Option C or from Option C to Option B

•

We will adjust the Face Amount by the Policy Value minus accumulated premiums paid so that your death benefit is approximately the same on the date of the change. A change from Option B to Option C will add this adjustment to the Face Amount. A change from Option C to Option B will subtract this adjustment from the Face Amount.

•

We will adjust the Face Amount on the effective date of the change. The Underwriting Class for any increase will be the same as it is for the most recent increase that you requested. If you have not requested an increase, it will be the same as it is for the Initial Face Amount.

•

Any decrease in the Face Amount will also be on the effective date of the change. To do this, we will first reduce any increases in the Face Amount you have asked us for, starting with the most recent. Then we will reduce the Initial Face Amount.

When the youngest person insured by the policy reaches age 121, the death benefit for any of the options will be the same as your Policy Value.

Death Benefit Proceeds

We pay the Death Benefit Proceeds to your beneficiaries after we have received due proof of the death of the both Insureds and all information and documents requested by the company in Good Order.

•	Both Insureds must have died while the policy is In Force.
•	If both Insureds die at the same time, or it is not clear who died first, we will assume the younger Insured died later.
•

You can choose for your beneficiaries to receive the Death Benefit Proceeds in a lump sum or in monthly payments. Other settlement options may be available. If you do not choose a payment method, your Beneficiary can choose one when he or she makes a claim. Full payment of the Death Benefit Proceeds to the person designated as entitled, discharges us from all claims under the policy.

•

If the last surviving person insured by the policy commits suicide within two years of the Policy Issue Date, we will pay you only the premiums you have paid, less any Outstanding Loan Amount and withdrawals you have made. You will find more about this in the Suicide by the Insured section.

Calculating Death Benefit Proceeds

We calculate the amount of the Death Benefit Proceeds as of the end of the date the last surviving person insured by the policy dies. Death Benefit Proceeds will equal:

•	the death benefit on the date of death;
•	minus any Outstanding Loan Amount;
•	minus any unpaid monthly charges

We will pay interest on death proceeds:

•	from the date of death of the last surviving insured at the then current rate applicable to proceeds left on deposit with us; plus
•	additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of items a, b and c to the date the claim is paid where:
a)	is the date that due proof of the death of the last surviving insured is received by us;
b)	is the date we receive sufficient information to determine our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and
c)

is the date that legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to:

•	the establishment of guardianships and conservatorships;
•	the appointment and qualification of trustees, executors and administrators;
•	the submission of information required to satisfy state and federal reporting requirements.

Face Amount

Your policy’s Initial Face Amount is the amount of insurance coverage on the Policy Issue Date. You will find the Initial Face Amount in Section 1. The Face Amount may change if any of the following happens:

•	you ask us to increase or decrease it;
•	you change your death benefit option;
•	you make any withdrawals; or
•	you accelerate your death benefit.

You can ask us to increase or decrease the Face Amount at any time starting on your first Policy Anniversary. Your request must be in writing and received in Good Order while your policy is In Force.

The increase or decrease will become effective on the next Monthly Charge date. Once we have approved the change, we will send you a policy endorsement showing your new Face Amount.

Increasing the Face Amount

•	Both Insureds must be living and must not have reached age 91 on the effective date of the increase.
•	You must give evidence of insurability satisfactory to us.
•	Each increase you request must be at least $50,000.
•	On the effective date of an increase, the Cash Surrender Value must be at least equal to the Monthly Charges then due with the increase.
•	We will apply the Tax Test shown in Section 1 to any increase in the Face Amount to make sure your policy still qualifies as life insurance under Federal Tax Law.
•	We reserve the right to limit increases in the Face Amount to one increase in any 12-month period
•

Each increase you request may have its own Underwriting Class and cost of insurance (COI) rates. Factors such as changes in the Insured’s age or Underwriting Class at the time of increase may result in different cost of insurance rates for the additional layer of coverage.

Decreasing the Face Amount

•	At least one Insured must be living on the date we receive your request.
•	Each decrease you request must be at least $25,000.
•	The Face Amount after the decrease must not be less than the minimum Face Amount for this policy.
•	To apply the decrease, we will first reduce any increases in the Face Amount you have asked for, starting with the most recent. Then we will reduce the Initial Face Amount.
•	We will not allow any decrease in Face Amount that prevents the policy from qualifying as life insurance under Federal Tax Law.
•

If a decrease in Face Amount would cause your policy to be classified as a Modified Endowment Contract, we may not process the decrease until you send us your written confirmation of the acceptance of the classification as a Modified Endowment Contract.

Underwriting Class Changes

The Owner(s) may request a change in either Insured’s Underwriting Class after the first Policy Anniversary and no more than once every 12 months thereafter. All changes are subject to underwriting review and approval. Improvements to Underwriting Class will be effective on the next Monthly Charge Date after the change is approved.

Accelerated death benefits

If one of the Insureds has died and the last surviving Insured is diagnosed with a terminal illness, you can apply to get part or all of your policy’s death benefit early. This is called accelerating your death benefit. You must submit your completed application to us in Good Order along with documentation from a Licensed Physician certifying that the person with the terminal illness is expected to live 12 months or less. You can only get your death benefit early once, and we will make the payment in a lump sum. Payment of the accelerated death benefit will take place upon receipt of the due written proof of eligibility.

You should consult a personal tax advisor before applying to get your death benefit early because the payment may be taxable. Getting your death benefit early may also affect your eligibility for Medicaid and other government assistance programs.

The minimum amount you can apply for is $50,000 or 25% of the death benefit available on the date we approve your application, whichever is less.

If we approve your application to accelerate your death benefit, we will deduct the following from the death benefit amount you have asked for before making a payment:

•	one year of interest equal to the yield on a 90-day Treasury bill on the date we approve your application,
•	an administrative expense charge of up to $200,
•	any unpaid amounts due within your policy’s grace period on the date we approve your application, and
•

any Outstanding Loan Amount on the date we approve your application, multiplied by the ratio of the amount of death benefit you are getting early to the total death benefit available for acceleration under your policy on the date we approve your application.

If you only get part of your death benefit early, the rest of your policy’s death benefit will remain in place. We will continue to deduct monthly charges from your Policy Value.

Here is how to apply to get your death benefit early:

•

Submit your completed application, provided by us, along with documentation from a Licensed Physician certifying that the last surviving Insured has a terminal illness and 12 months or less to live. The terminal illness cannot be caused by intentionally self-inflicted injuries.

•	Submit due proof of death that the other Insured has died.
•	The accelerated death benefit is paid to the Owner or Owner’s estate while the Insured is living, unless the benefit has been otherwise assigned or designated by the Owner.
•	You need written consent in a form satisfactory to us from any irrevocable Beneficiary or anyone to whom you have assigned the policy before we can make a payment.
•

If you are applying to get all of your death benefit early, send this policy and any riders you have added with your application. If you are only applying for part of the death benefit, we will send you a policy endorsement once we approve your application.

•

The last surviving Insured must be living and your policy must be In Force when we approve your application. If that person dies before we make the payment to you, we will pay the Death Benefit Proceeds to your Beneficiary.

•

We will not approve your application if you are applying to get the death benefit to satisfy any judgments against you, to satisfy the claims of any creditor, or to apply for, receive or maintain any government sponsored benefit or entitlement, or any other form of public assistance.

How getting the death benefit early affects your policy

If you choose to get all of your death benefit early, your policy will end. That means it will no longer have any value.

If you choose to get only part of your death benefit early, we will reduce your Face Amount, Policy Value and any Outstanding Loan Amount by the ratio of the amount of death benefit you got early to the total death benefit that was available for acceleration on the date we approved your application.

When we reduce your Face Amount, we will first reduce any increases in the Face Amount you asked for, starting with the most recent. Then we will reduce the Initial Face Amount. We will reduce the Policy Value proportionately from all of your Allocation Options on the date we approve your application.

Getting the death benefit early will not affect our rights to contest your policy. You will find more about this in Contesting the validity of your policy.

In the event of suicide of the Insured, while sane or insane, after an accelerated death benefit is paid and within two years from the Policy Issue Date, the Death Benefit Proceeds payable will be limited to the amount, if any, by which the premiums paid less any Outstanding Loan Amount and withdrawals exceed the accelerated death benefit payment.

In the event of suicide of the second Insured to die, while sane or insane, after an accelerated death benefit is paid and within two years from the effective date of an increase in Face Amount or a change in death benefit option for which evidence of insurability had been provided, our liability will be limited to any unaccelerated portion of the Death Benefit Proceeds that would have been payable had such increase or change not taken effect. We will also refund to your Policy Value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.

We will provide a benefit payment notice to you at the time the accelerated death benefit payment is made by us. Such notice will reflect the dollar amount of the accelerated death benefit payment, the unaccelerated portion of this policy’s death benefit, if any, and any remaining Face Amount, Policy Value or Outstanding Loan Amount.

Premium Payments

Your policy gives you the flexibility to vary the amount and timing of your premium payments. Limitations on varying the amount and timing of your premium payments are described below in Making premium payments and Limits on the premium payments you can make. We deduct a Regulatory charge from each premium payment, and then allocate your Net Premium to the Allocation Options you have chosen on the Business Day we receive your payment. You will find more about when our current charges may change in Changing our charges.

Making premium payments

You can schedule the amount and frequency of the rest of your premium payments. We refer to scheduled premium payments as planned premiums. Here is how it works:

•	You will find the amount and frequency of your planned premium in Section 1. You chose these on your application.
•	You can change the amount and timing of your planned premium. Your planned premium must be at least $50.
•

We will send you a notice to remind you of your planned premium payment. We will not send a notice if you have chosen to make scheduled electronic payments. You are not required to make planned premium payments, but if you miss a payment, your policy may be in danger of lapsing, which means your insurance coverage would end. Even if you make all of your planned premium payments, your policy could still lapse if its Cash Surrender Value is not enough to cover your monthly charges. You will find more about lapsing in the Lapsing and Reinstatement section of this contract.

•	You can make additional premium payments of at least $50 subject to the limits described below.
•	We reserve the right to limit total premium payments allocated to the Fixed Account to $500,000 within a Policy Year.
•	We will accept premium payments while the policy is inforce and either Insured is alive and the younger Insured is under age 121.
•	We will treat any payment you make during the life of your policy as a premium unless you tell us otherwise.
•	After the first premium payment you must send all premium payments to our administrative office unless we tell you otherwise.
•	The payment of planned premiums does not guarantee that your policy will stay In Force until the younger Insured’s age 121.

Limits on the premium payments you can make

Federal Tax Law may limit the amount of premium payments you can make.

If your policy’s Tax Test is the guideline premium test, we will refuse to accept all or part of a premium payment if, by accepting it, your policy would no longer qualify as life insurance under Federal Tax Law. You will find the Tax Test for this policy in Section 1.

We may refuse to accept all or part of a premium payment if, by accepting it, your Net Amount at Risk will immediately increase. We will accept your premium payment in this situation if you give evidence of insurability satisfactory to us.

If accepting all or part of a premium payment would cause your policy to be classified as a Modified Endowment Contract, we may refuse to accept all or part of that premium payment until you send us your written confirmation of the acceptance of the classification as a Modified Endowment Contract. We will not return a premium payment if it would cause your policy to lapse. Please see the Lapsing and Reinstatement section of this contract for more information.

Allocating your premiums

Your allocation percentages must be in whole numbers and add up to 100%. You can write to us at any time to change your allocation instructions. We will apply your new instructions to all Net Premiums we receive starting on the Business Day we receive your request.

Allocation Options

You can choose to allocate your premiums to the Fixed Account or to a number of Investment Accounts. Amounts allocated to the Fixed Account are held in our General Account. Amounts allocated to the Investment Accounts are held in our Separate Account.

The Fixed Account

You can choose to allocate any or all of your premium payments to the Fixed Account. The company reserves the right to limit premiums allocated to the fixed account to $500,000 per year. You can also transfer Policy Value from the Investment Accounts to the Fixed Account. You will find more about making transfers in Transferring among Allocation Options.

The Policy Value in the Fixed Account earns interest at a rate no less than the minimum annual rate shown in Section 1. We may offer a higher rate if we choose. The rate we offer on the Fixed Account may be different than the interest rate on the Loan Account.

Please see the Policy Value section for more about how we calculate Policy Value in the Fixed Account.

The Investment Accounts

The Separate Account invests in shares of certain Portfolios through various Investment Accounts. The Portfolios are open-end management investment companies registered with the SEC”) under the 1940 Act. This registration does not involve supervision of the management or investment practices or policies of the Portfolios by the SEC.

Certain Portfolios invest substantially all of their assets in other funds (“funds of funds”). As a result, you will pay fees and expenses at both fund levels, which will reduce your investment return. In addition, funds of funds may have higher expenses than funds that invest directly in debt or equity securities.

Before investing, carefully read the Portfolios’ prospectuses. The Portfolios’ prospectuses contain more information on each Portfolio’s investment objectives, strategies, limitations, risks, expenses and investment managers. In addition, the Portfolios’ prospectuses may detail additional fees, limitations or restrictions that may be imposed on the Investment Accounts and that we, in turn, may enforce against a Policy. The prospectus for each Portfolio is available by contacting us and on our website, www.tiaa.org. In addition, if you receive a summary prospectus for a Portfolio, you may obtain a full statutory prospectus by referring to the contact information for the Portfolio company on the cover page of the summary prospectus.

Units

When you allocate, transfer or add an amount to an Investment Account, we use that amount to buy units.

Similarly, when you transfer, withdraw or surrender an amount from an Investment Account, we redeem and cancel units in that Investment Account. We calculate the number of units we buy or redeem by dividing the amount of the transaction by the unit value of the Investment Account at the end of the Business Day on which we process the transaction.

We calculate how much of your Policy Value is in an Investment Account by multiplying the number of units you hold in that account by the account’s unit value. Please see the Policy Value section for more about how we calculate total Policy Value in the Investment Accounts.

Unit Value

We also use unit value to measure the investment performance of the Investment Accounts. We calculate the unit value for each Investment Account at the end of every Business Day by multiplying the unit value for the previous Business Day by the net investment factor for the current Business Day.

The net investment factor:

•	increases to reflect investment income and capital gains (realized and unrealized) for the shares of the underlying Portfolio;
•	decreases to reflect any capital losses (realized and unrealized) for the shares of the underlying Portfolio, as well as the underlying Portfolio expenses

Unit values on any non-Business Day are determined using the Unit values as of the most recent prior Business Day.

Transferring among Allocation Options

You can make transfers between the Allocation Options. Transfers will normally be effective at the end of the Business Day we receive your request in Good Order.

Here is what you need to know about making transfers:

•

The minimum amount for a transfer is $250 or the total value of the Allocation Option you are transferring from, whichever is less. Your transfer allocations must be in whole dollar amounts or full percentages.

•

The total amount of transfers in any Policy Year from the Fixed Account may not exceed the greater of: 25% of the current balance in the Fixed Account or the amount transferred from the Fixed Account in the immediately preceding Policy Year.

•

We will not charge you for the first 12 transfers you make in any Policy Year. We reserve the right to charge you $25 for any transfer after the 12th transfer. We will not charge you for the transfers described in Section 1.

•	We will deduct the transfer charge, if there is one, from the Allocation Option to which you are transferring.
•

If you are transferring to more than one Allocation Option at a time, we will deduct the charge, if applicable, from all your targeted Allocation Options in proportion to the amount transferred into each option.

•	We reserve the right to allow you to make only one transfer from each Allocation Option within any 90-day period.
•	We reserve the right to limit total transfers to the Fixed Account to $500,000 within a Policy Year.
•

If you do not have enough Policy Value in an account to cover a transfer, we will transfer the remaining amount in the account into the account to which you are transferring. If you are transferring to more than one account, we will transfer the remaining amount in the account into the accounts to which you are transferring in proportion to your transfer instructions.

•

To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of an Allocation Option in order to curb frequent transaction activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the funds held by an Allocation Option. In accordance with applicable law, we may limit the transfer feature of this policy at any time.

Dollar cost averaging transfer program

Our dollar cost averaging program allows you to make scheduled transfers from the Fixed Account or the TIAA-CREF Life Money Market Account (source account) to the Investment Accounts. Here is how the program works:

•	You must authorize us to start the program.
•	You choose the dollar amount of each transfer, but the amount must be at least $100.
•

You decide how many scheduled transfers to make. However, we may require a minimum number of transfers for this program. If you do not choose a number, transfers will be made until there is no Policy Value remaining in the source account.

•

The first transfer will be made on the first Monthly Charge Date after: a) the right to cancel period has ended; or b) we receive your request to start the program, whichever is later. When the Monthly Charge Date falls on a day that is not a Business Day, we will transfer into the Investment Accounts using the unit values as of the immediately preceding Business Day.

•	You choose whether transfers will be made monthly or quarterly. If you do not select a timing, we will make monthly transfers.
•	You decide how the transfers will be allocated into the Investment Accounts.
•	We will not charge you for any transfers made under this program.
•	Dollar cost averaging is not available if the automatic account rebalancing program is in effect.
•	We reserve the right to allow you to start only one dollar cost averaging program in any Policy Year.
•	We reserve the right to discontinue the dollar cost averaging program. We will give you at least 30 days advanced notice if we discontinue the program.

We will keep making transfers until one of the following happens:

•	you authorize us to cancel the program,
•

you do not have enough Policy Value in the source account to cover a transfer. If this happens, we will automatically transfer the remaining amount in the source account into the Investment Accounts you chose in your most recent dollar cost averaging transfer allocation instructions, or

•	we have made the number of transfers you have asked us to make.

Automatic account rebalancing program

Our automatic account rebalancing programs allows you to maintain your specified allocation mix among the Fixed and Investment Account options. Here is how the program works:

•	You authorize us to start the program.
•	You choose whether to readjust your account allocations on a monthly, quarterly, semi-annual, or annual basis.
•	We will automatically make the necessary transfers to maintain your specified allocation under the program.
•	We will not charge you for any transfers made under this program.
•	Automatic account rebalancing is not available if the dollar cost averaging program is in effect.

We will keep making account reallocations until you tell us in a form satisfactory to us to cancel the program.

The Separate Account

The TIAA-CREF Life Separate Account, VLI-1, funds the Investment Accounts offered under this policy. We own the assets in the VLI-1 account and keep them separate from our other Separate Accounts and from the General Account.

We use the VLI-1 account to support the benefits for this policy and other similar policies. We must keep enough money in the VLI-1 account to cover the Policy Values allocated to the Investment Accounts under the policies funded by the account, but we can transfer any amount that is more than these liabilities to our General Account. We cannot charge the assets of the VLI-1 account with any liabilities from our other business.

Similarly, the income, gains or losses, realized or unrealized, of the assets of an Investment Account belong to that Investment Account and are credited to or charged against the assets held in that Investment Account without regard to our other income, gains or losses. We comply with all laws and regulations that apply when we value the assets of the VLI-1 account.

If we believe it is in your best interests and it is appropriate for the purposes of this policy, we can take certain actions. We will give you notice if it is needed, and we will get approval from you, the SEC or any other regulatory authority when needed by law. Here is what we can do:

•	deregister the VLI-1 account under Securities Law,
•	operate the VLI-1 account in any form allowed under securities and other law,
•	take any action needed to comply with, maintain or get any exemption from Securities Law,
•	transfer any assets from an Investment Account into another Investment Account, or into other Separate Accounts or our General Account,
•	add, combine or remove Investment Accounts in the VLI-1 account,
•	substitute a Portfolio’s shares held in an Investment Account with another class of shares issued by the Portfolio, or with shares of another investment company or any other investment allowed by law,
•	change the way we deduct or collect charges under the policy as long as any increase in charges is allowed under the terms of this policy,
•	modify this policy as needed so that it continues to qualify as life insurance under Federal Tax Law, or
•	add to, cancel or suspend your ability to allocate Net Premiums or transfer Policy Value in any of the Allocation Options to any other Allocation Options.

We reserve the right to make any other technical changes to this policy necessary to conform with the actions listed above.

We will tell you if any of these actions result in a material change in the underlying Portfolios of an Investment Account to which you have allocated Policy Value. We will file details of any material change with a regulatory authority if needed, and the change will be subject to any approval required.

If you object to a material change that affects an Investment Account to which you have allocated Policy Value, you can ask us to transfer that Policy Value into another Allocation Option. We must receive your transfer request at our administrative office within 60 days of the postmarked date on the notice of material change we send to you. We will not charge you for this transfer.

The VLI-1 account is a separate Investment Account under New York state laws. It is registered as a unit investment trust with the SEC under the Investment Company Act of 1940.

The investment policy of the Separate Account cannot be changed unless any required approval is obtained from the Superintendent of the New York State Department of Financial Services.

Policy Value

Policy Value is not guaranteed – it depends on the amount and timing of your premium payments, the performance of the Investment Accounts you have chosen, the interest rates on the Fixed Account and the Loan Account, policy charges, how much you have borrowed or withdrawn from the policy, and the level of policy and rider benefits.

How we calculate your Policy Value

Your Policy Value is equal to the total amount allocated to the Investment Accounts, the Fixed Account and the Loan Account.

Fixed Account Policy Value

On the Policy Effective Date, the Policy Value in the Fixed Account equals the Net Premiums allocated to this account less the part of the first monthly charge deducted from this account.

To calculate total Policy Value in the Fixed Account on any day, we start with the Net Premiums you have allocated to the account. Then we add:

•	any amounts you have transferred into the account from an Investment Account or the Loan Account, and
•	any interest accrued.

Finally, we subtract:

•	any monthly charges deducted from the account,
•	any withdrawals you have made from the account,
•	any amounts transferred from the account to an Investment Account or the Loan Account,
•	any fees deducted from the account for transfers, and
•	any advisory fees deducted from the account.

Investment Account Policy Value

On the Policy Effective Date, the Policy Value in each Investment Account equals the Net Premiums allocated to that account less the part of the first monthly charge deducted from that account.

The Policy Value in any Investment Account is equal to the number of units in the Investment Account multiplied by the unit value for that account. Please see the Allocation Options section of this contract for more information.

To calculate the total number of units, we start with the number of units you bought on the Policy Effective Date. Then we add units of the account you bought:

•	using additional Net Premiums, and
•	for any transfers from other Allocation Options or the Loan Account.

Finally, we subtract units of the account redeemed:

•	for monthly charges,
•	for withdrawals,
•	for any transfers to another investment option or the Loan Account,
•	for transfer fees, and
•	for any advisory fee

Loan Account Value

To calculate the total Policy Value in the Loan Account on any day, we add:

•	any amounts transferred into the account, and
•	any interest credited to the account.

Finally, we subtract:

•	any transfers out of the account.

Loans

You can request a loan from your policy any time after your right to cancel policy period ends and while at least one of the Insureds is living. You should consult a personal tax advisor before taking out a loan.

The minimum amount you can borrow is $1,000. The maximum amount you can borrow is 100% of your Policy Value, unless the Overloan Protection Endorsement is elected. Throughout this policy, your Outstanding Loan Amount means the amount in the Loan Account plus any accrued interest you owe on those loans.

When you take a loan from your policy, we use your Policy Value as collateral. The Policy Value set aside to secure your loan earns interest. You also pay interest on the amount you borrow. Here is how it works:

The loan will take effect at the end of the Business Day we receive your request in Good Order.

To secure the loan, we transfer an amount equal to the loan to the Loan Account as collateral. You may request that we transfer this amount from specific Allocation Options. If you do not specify any particular Allocation Option, we will transfer the loan amount from all of your Allocation Options in proportion to the Policy Value you have in each option. Such amount will remain in the Loan Account until you repay the Policy loan. For each of the following events:

(a)	Policy Anniversary
(b)	New loan initiation
(c)	Loan repayment
(d)	Loan interest payment, and
(e)	Policy termination,

The following transactions will occur:

1.	Interest that has been earned on the Loan Account is transferred to the Investment Accounts (distribution of Loan Account earnings)
2.	Unpaid charged interest is added to the loan (“capitalization”)
3.	Funds are transferred from the Investment Accounts to the Loan Account in the amount of charged interest added to the loan (“collateralization”).

Both the interest distribution in (1) and the funds transferred as collateral in (3) are allocated according to the default rules described in the Loans section or as requested by the Owner

Loan Interest Rate Credited

Amounts in the Loan Account earn interest. The annual interest rate will never be less than the guaranteed minimum interest rate for the Loan Account as indicated in Section 1.

Loan Interest Rate Charged

We charge you interest on your loan balance at a rate shown in Section 1.

If the Outstanding Loan Amount causes the Cash Surrender Value on a Monthly Charge Date to be less than the Monthly Charge due, the Policy will enter the Grace Period, unless the Policy has an Overloan Protection Endorsement in effect and the necessary conditions are satisfied for the policy to become overloaned. Please see the grace period section of this contract for more information.

Loan Repayments

You can repay all or part of your Outstanding Loan Amount any time while at least one Insured is alive and your policy is In Force. The minimum loan payment you can make is $100 or your Outstanding Loan Amount, whichever is less. We will not deduct a Regulatory Charge from any loan payment you make.

Upon each loan repayment, an amount equal to the loan repayment will be transferred from the Loan Account and allocated to the Allocation Options in accordance with the Owner’s instructions. If specific instructions with respect to a loan repayment are not received, the amount will be allocated in accordance with the current Premium allocation instructions.

If you do not repay your loan, we will deduct your Outstanding Loan Amount from the Death Benefit Proceeds when the last surviving Insured dies. Please see the Calculating Death Benefit Proceeds section of the contract for more information.

Withdrawals

You can make withdrawals starting on your policy’s first anniversary as long as the policy is In Force and at least one Insured is living.

•	We will process the withdrawal at the end of the Business Day we receive your written request in Good Order.
•	Each withdrawal must be at least $1,000 or the entire Policy Value, whichever is less.
•	A withdrawal cannot be for more than 100% of your policy’s Cash Surrender Value.
•	If you do not tell us which Allocation Options from which to take the withdrawal, we will take it from all of your Allocation Options in proportion to the Policy Value you have in each option.
•	We reserve the right to allow you to make only one withdrawal from any one Allocation Option within a 90-day period.
•	We will send you a policy endorsement showing you any changes in your policy’s benefits and values after you have made a withdrawal if you have chosen death benefit option A or C.
•	We will not allow any withdrawal that prevents the policy from qualifying as life insurance under Federal Tax Law.
•

If a withdrawal would cause your policy to be classified as a Modified Endowment Contract, we will not process the withdrawal until we receive your written confirmation of your acceptance of the classification as a Modified Endowment Contract.

•	No partial withdrawals may be taken after a Policy becomes overloaned.

How withdrawals affect the Face Amount

•

If you have chosen death benefit Option B, making a withdrawal will not reduce your policy’s Face Amount. If you have chosen death benefit Option A or C, the Face Amount will be reduced by the amount withdrawn.

•	Any decrease in Face Amount due to a partial withdrawal will reduce the Initial Face Amount and any increased Face Amount proportionately.

Your Face Amount can never be less than the minimum Face Amount shown in Section 1. If a withdrawal will cause your Face Amount to be less than the minimum Face Amount, you must reduce the amount of the withdrawal or surrender the policy.

Advisory Fees

In certain situations, as agreed to between you and an investment advisor, advisory fees may be deducted each quarter from specified Allocation Options to compensate an advisor for investment advice services that the advisor provides. The fees may be deducted from the fixed account and the investment accounts in proportion to the policy value in each Allocation Option or they can be deducted from designated Allocation Options as specified by you. These fees may be considered withdrawals from the policy for tax purposes. No charges will be assessed by us for the withdrawal of these fees and the Face Amount will not be reduced by the amount of these fees.

Surrendering your policy

If you surrender your policy for its Cash Surrender Value, your insurance coverage under this policy will end. The Cash Surrender Value is your Policy Value less any Outstanding Loan Amount. We will calculate the Cash Surrender Value on the Business Day we receive your request in Good Order and that is the date our liability will end.

This policy does not have a minimum guaranteed Cash Surrender Value.

Monthly Charges

We deduct a monthly charge from your Policy Value on each Monthly Charge Date. Unless you provide us with instructions to the contrary, we will make the deductions from the Fixed Account first, and if there is no Policy Value in the Fixed Account, the other Allocation Options in proportion to the Policy Value you have in each option. We will stop deducting the monthly charge when the younger person insured by the policy reaches age 121.

The monthly charge has four parts:

Administrative Charge

The administrative charge is [65 basis points] multiplied by your Face Amount spread over [10] years.

Cost of Insurance Charge

The Cost of Insurance Charge equals:

(Monthly Cost of Insurance Rate) x (Net Amount at Risk for the Policy on the Monthly Charge Date)

Where the Net Amount at Risk equals:

(Death Benefit on Monthly Charge Date) / [(1.002059836)] – (Policy Value on Monthly Charge Date)

The monthly cost of insurance rates vary based on the age, Underwriting Class, and (in most states) gender of both Insureds. They are also based on the policy’s Face Amount and the number of years the policy has been In Force. The monthly cost of insurance rates for the Initial Face Amount will never be greater than the guaranteed maximum monthly cost of insurance rates shown in Section 1.

When we are calculating Net Amount at Risk, we allocate the Policy Value to the Initial Face Amount and any increases in the Face Amount in proportion to the total Face Amount. If we have increased your death benefit in accordance with the minimum death benefit, we allocate that increase to the Initial Face Amount and any increases in the Face Amount you have asked for in proportion to the total Face Amount. The Net Amount at Risk can never be less than zero.

Mortality and Expense Risk Charge

Mortality and Expense (M&E) Risk Charges are applicable to funds invested in the Investment Accounts. The M&E charges vary by product, duration, and total value of Investment Accounts. They are calculated using the account value before any monthly charges are deducted.

Current and guaranteed charges are:

[Product	Years	Investment Account Value	[Current Rate	Guaranteed Rate
[JL VUL 2.0]	[1-20	[Up to $99,999	[0.90%	0.90%
		$100,000 - $500,000	0.60%	0.90%
		More than $500,000	0.24%	0.90%
	21+]	All Ranges	0.24%	0.24%]

This charge is for the risks we assume with respect to the Policy. It is a percentage of the Policy Value of the Investment Accounts.

Charges for optional riders

If you have added any riders to your policy, we add any charges for them to your monthly charge. Please see Monthly Charges under Section 1 of this contract for details of these charges.

Changing our rates and charges

We may change our monthly cost of insurance rates, mortality and expense risk charges, Administrative charge, and any rates we credit above the guaranteed interest rates for the Fixed Account or the Loan Account if we change our future expectations for mortality, expenses, persistency, investment earnings, or federal, state or local taxes. The interest rates credited will never be less than the guaranteed minimum interest rates shown in section 1. The other rates and charges will never be greater than the guaranteed maximums shown in section 1. We will make any changes according to the procedures and standards on file with the insurance department of the state where we delivered this policy.

Changes we make to rates and charges will be the same for all policies that have the same Face Amount, death benefit option and Policy Year, and where the people insured by the policies have the same Issue Age, gender and Underwriting Class.

We will calculate changes in policy cost factors prospectively. We will review interest rates at least once a year. We will review all other charges at least once every five years.

We will not change our charges more than once a month. We will not change our charges because of a change in the health or job of the people insured by this policy. We also will not change our charges to recoup any prior losses.

Lapsing and reinstatement

If your policy’s Cash Surrender Value is less than the monthly charge on the date it is due, your policy may lapse, which means you will no longer have any insurance coverage.

Grace Period

If your policy’s cash surrender value is insufficient to pay a monthly charge or collateralize a policy loan, we will use any available value to partially pay the monthly charge or collateralize the loan and give you a grace period of 61 days to make the minimum payment required. The grace period will begin on the first Monthly Charge Date for which the policy’s Cash Surrender Value is insufficient. The minimum payment required is the amount needed to pay 1) the regulatory charge, 2) any accumulated unpaid monthly charges, 3) the difference between the amount in the loan collateral account and the outstanding loan amount and 4) three current monthly charge deductions. We will give you at least 30 days written notice prior to having your policy lapse at the end of the 61 day grace period.

Lapsing

If we do not receive the minimum payment described above within the grace period, your policy will lapse with no value and we will return any payments you made to us during the grace period. We will send a lapse notice to you, any third party designated by you, and to anyone you have assigned your policy to, at the most recent addresses we have in our records. If your policy lapses, you have three years from the end of the grace period to apply for reinstatement.

Reinstatement

You cannot reinstate your policy if you surrender it.

If your policy lapses, you have three years from the end of the grace period to apply for a reinstatement. If only one Insured is alive and the other Insured died while the policy was lapsed, you cannot reinstate the policy.

We will approve the reinstatement of your policy if you send us the following:

•	An application provided by us,
•	Evidence of insurability satisfactory to us, and
•	Payment of:
a)	All unpaid monthly charges as of the date the policy lapsed, plus interest at an annual effective rate of 6% from the date the policy lapsed to the date we reinstate it, and
b)	Premium that is enough to cover the regulatory charge plus three current monthly charge deductions.

If there was an outstanding loan on the policy, you may reinstate the loan or repay some or all of it.

We will reinstate your policy on the date we approve the reinstatement or the date we receive the payment needed for reinstatement, whichever comes later. On the date we reinstate your policy, the Policy Value will increase by the amount you paid to reinstate it, less:

•	Any loan payment,
•	Any unpaid monthly charges with interest, and
•	Any regulatory charge.

If we reinstate your policy on a monthly charge date, we also will deduct a monthly charge.

Your policy may be a Modified Endowment Contract (MEC) upon reinstatement.

Other things to know about your policy

Statements and Reports

We will send you an annual statement. We may send you other periodic statements. The statements will give you information about your policy, including:

•	Death Benefit Proceeds,
•	Face Amount,
•	current interest rates for the Fixed Account and Loan Account,
•	Policy Value as of the beginning and end of the reporting period,
•	Cash Surrender Value,
•	any Outstanding Loan Amount,
•	premium payments you have made,
•	Regulatory Charges we have deducted,
•	monthly charges we have deducted, and
•	any other information that is needed by law in the state where we delivered this policy.

We will also send you confirmations as required by the Securities and Exchange Commission when you pay premiums, transfer between Allocation Options, and perform most other transactions.

Illustrations

Starting on your first Policy Anniversary, you can ask us to send you an illustration showing hypothetical projections of your Policy Value and death benefit. We reserve the right to limit the number of illustrations to no more than one per Policy Year.

Communicating with us

You should send all payments and any correspondence to our administrative office. You will find the address on the front cover of this policy. You should always include your policy number, your full name and current address, and the full names of the Insureds.

Processing Payments and Transfers

We send out all payments from our administrative office. You will find the address on the front cover of this policy.

We may delay making any withdrawals, loans, transfers and surrenders from the Investment Accounts or applying any premium payments to the Investment Accounts under unusual circumstances; for example, if:

•	the New York Stock Exchange closes on a day other than a regular holiday or weekend,
•	the SEC determines that trading on the New York Stock Exchange is restricted or that an emergency exists, or
•	the corresponding Portfolio of an Investment Account lawfully suspends payment or redemption of its shares.

We may delay payments of withdrawals, loans, transfers and surrenders from the Fixed Account for up to six months. We will not delay a payment if it needs to be used as a premium payment for any policy you may have with us. Payments of any amounts derived from premiums paid may be delayed until such time as we have received the funds.

All payments we make to you under this policy are exempt from the claims of any creditors, to the extent allowed by law. You cannot assign or withdraw payments before we make them without our consent.

Misstatement of age or sex

If we find out that the age or gender of either Insured is incorrect, we will adjust the death benefit before we calculate the Death Benefit Proceeds. The death benefit will be the amount that you could have bought with your last monthly cost of insurance charge at the correct age or gender. If you have any riders, the death benefit for them will be the amount that you could have bought with your last monthly rider charge at the correct age or gender. However, in most states, if we discover such misstatement while an Insured is living, we may retroactively adjust the Policy Value to reflect the Monthly Charges that should have been made for the correct age or gender of the Insured.

Contesting the validity of your policy

With respect to each life Insured, this policy will be incontestable after it has been In Force during the lifetime of that Insured for two years from the Policy Issue Date. If the death of the first Insured to die occurs within two years after the issue date, we will not contest this policy due to a material misrepresentation concerning only the first Insured to die more than 12 months after receipt of proof of such death. If we successfully contest this policy during the first two years, we will refund your premiums less withdrawals and loans.

With respect to each life Insured, the amount of any increase in the death benefit due to a death benefit option change subject to evidence of insurability will be incontestable after such change has been in force during the lifetime of that Insured for two years from the date the change takes effect.

If the Face Amount has been increased subject to evidence of insurability, such increase will be incontestable after it has been in force during the lifetime of that Insured for two years from the date the increase takes effect. If the death of the first Insured to die occurs within two years after the effective date of a change in death benefit option or an increase in face amount subject to evidence of insurability, we will not contest this policy due to a material misrepresentation concerning only the first Insured to die more than 12 months after receipt of proof of such death.

If we successfully contest a death benefit option change or an increase in Face Amount subject to evidence of insurability, the death benefit will be what would have been payable had such change or increase not taken effect. We will refund to your Policy Value any additional cost of insurance and rider charges associated with such increase or change.

With respect to each life Insured, if this policy is reinstated, statements made in the reinstatement application will be incontestable after this policy has been In Force during the lifetime of that Insured for two years from the reinstatement date. If the death of the first Insured to die occurs within two years after the date of reinstatement, we will not contest this policy due to a material misrepresentation concerning only the first Insured to die more than 12 months after receipt of proof of such death.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

Suicide by the Insured

In the event of the suicide of either Insured, while sane or insane, within two years from the Policy Issue Date or the date of reinstatement, our liability will be limited to the amount of premiums paid less any Outstanding Loan Amount and any withdrawals.

In the event of the suicide of either Insured, while sane or insane, within two years from the effective date of any increase in Face Amount for which evidence of insurability had been provided, or within two years from the effective date of a death benefit option change, our liability will be limited to the death benefit that would have been payable had the increase or change not taken effect. We will also refund to your Policy Value any additional cost of insurance, policy unit, and rider charges associated with such increase or change.

The suicide exclusion of any additional benefit rider attached to this policy is stated in the rider.

Policy calculations

The values under this policy comply with the laws of the state where we delivered this policy. We have filed a detailed statement showing how we calculate these values with the state insurance department.

We base the net single premiums used for the cash value accumulation test on the 2017 Commissioners’ Standard Ordinary Mortality Tables using the age as of last birthday, gender, and if applicable, the tobacco use status of the person insured by the policy. We use an annual interest rate of 4%.

We use the same mortality tables to calculate guaranteed maximum cost of insurance rates, taking into account the number of Policy Years and the Issue Age, gender and Underwriting Class of the person insured by the policy. Separate scales of the guaranteed maximum cost of insurance rates apply to substandard Underwriting Classes.

Dividends

This policy is a non-participating policy and does not pay dividends.

Section 3 — Definitions

Administrative Office

The office you must contact to exercise any of your rights under the policy. You should send all payments and requests to:

TIAA-CREF Life Insurance Company,

[P.O. Box XXX

Atlanta, GA 31139]

[1 877 694 0305]

Age

A person’s age on the Policy Effective Date (the Issue Age shown in Section 1), plus the number of full Policy Years completed since the Policy Effective Date. We increase “age” by one year on each Policy Anniversary.

Allocation Options

The options you can choose from when you are allocating Net Premiums under this policy. The Allocation Options for this policy are the Investment Accounts and the Fixed Account.

Beneficiary

The recipient(s) of the Death Benefit Proceeds upon the Death of the Insured.

Business Day

Any day that the New York Stock Exchange or its successor is open for trading. It usually ends at 4:00 pm Eastern Time or when trading closes on the New York Stock Exchange or its successor, whichever is earlier. If we receive your payment or request after the end of a Business Day, we will process it as of the end of the next Business Day. Certain restrictions may apply with respect to particular portfolios.

Cash Surrender Value

The amount we pay when you surrender your policy. It is equal to the Policy Value less any Outstanding Loan Amount.

Death Benefit Proceeds

The amount we pay to your beneficiaries when we receive due proof of the death of the last surviving person insured by the policy. The amount equals the death benefit under the death benefit option you have chosen minus any Outstanding Loan Amount and any overdue monthly charges.

Face Amount

The amount of insurance coverage you have chosen (the Initial Face Amount in Section 1), plus any increases in Face Amount, less any decreases in Face Amount.

Federal Tax Law

Section 7702 of the Internal Revenue Code of 1986 and any successor provisions.

Fixed Account

An Allocation Option supported by our General Account. The Policy Value allocated to this account earns interest at a rate no less than the guaranteed minimum rate of interest, shown in Section 1.

General Account

The account containing all of our assets other than those in the Separate Account.

Good Order

This means the actual receipt by us, at our Administrative Office, of the instructions relating to a transaction in writing—or when appropriate by telephone or via the Internet—along with all completed forms, documents, information and supporting legal documentation (including any required consents) we require to effect the transaction. Such instructions include, but would not be limited to, a withdrawal request, a request to surrender your Policy, a transfer request, a death benefit claim, and any other administrative request or election you make pursuant to the terms of the Policy or as otherwise noted in the Prospectus. To be “in Good Order,” instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. With respect to purchase requests, Good Order also generally includes receipt by us of sufficient funds to effect the transaction. We reserve the right to change our requirements for what constitutes Good Order and which documents and forms are required for us to complete a transaction request.

In Force

Your policy will be In Force once we receive your first premium payment and issue this policy. Your policy will be In Force until the last person insured by the policy dies, the grace period expires and your policy lapses, or you surrender or exchange your policy.

Initial Face Amount

The Face Amount on the Policy Issue Date shown in Section 1.

Insured

The people upon whose death the Death Benefit will be paid. The Insureds are shown in Section 1. The Insureds may be someone other than the Owners.

Investment Account

An Allocation Option that invests in shares of a corresponding Portfolio of the TIAA-CREF Life Funds or other externally managed funds. Each Investment Account is a subaccount of the Separate Account, VLI-1.

Issue Age

The age, shown in Section 1, of the people insured by the policy on the Policy Effective Date.

Licensed Physician

An individual licensed to practice medicine in the state in which this policy is delivered and who is acting within the scope of such license. A Licensed Physician does not include you, the people insured by the policy, or a person who lives with you or the people insured by the policy.

Loan Account

An account within our General Account to which we transfer Policy Value from the Allocation Options as collateral when you take out a policy loan. The Policy Value in the Loan Account earns interest at a rate no less than the guaranteed minimum rate for loans described in Section 1.

Modified Endowment Contract

A special kind of life insurance policy that is defined in Section 7702A of the Internal Revenue Code. It does not receive the same tax advantages as other life insurance policies.

Monthly Charge Date

The day we deduct the monthly charge from your Policy Value. It is the same date of each calendar month as the Policy Effective Date or it is the last day of the month if that comes first.

Net Amount at Risk

The amount we use to calculate the cost of insurance charges for this policy and any riders you have added. It can never be less than zero.

Net Premium

Any premium payment, less the Regulatory charge

Outstanding Loan Amount

The amount borrowed plus any unpaid and accrued interest less any loan repayments

Owner(s)

Named as Owner(s) in Section 1 or in any subsequent changes shown in our records. The Owner(s) may exercise the rights and privileges and receive benefits available under the terms of this policy while the Insured is still alive.

Policy Anniversary

The same date of each calendar year as the Policy Effective Date shown in Section 1.

Policy Effective Date

The effective date of this policy shown in Section 1. Policy months, Policy Years and Policy Anniversaries are measured from the Policy Effective Date. The Policy Effective Date may differ from the Policy Issue Date.

Policy Issue Date

The date, shown in Section 1, that we issued this policy at our administrative office. We measure the suicide and contestability periods from the Policy Issue Date. The Policy Issue Date may differ from the Policy Effective Date.

Policy Value

The total amount in the Investment Accounts, the Fixed Account and the Loan Account.

Policy Year

A year that starts on the Policy Effective Date or on a Policy Anniversary.

Portfolio

An investment Portfolio of the TIAA-CREF Life Funds or other externally managed funds that has its own investment objective, strategy and risk.

SEC

Securities and Exchange Commission.

Securities Law

The Investment Company Act of 1940.

Separate Account

The TIAA-CREF Life Separate Account, VLI-1. It is divided into Investment Accounts, each of which invests in shares of a corresponding Portfolio of the TIAA-CREF Life Funds or other externally managed funds.

Tax Test

The Internal Revenue Code Section 7702 test shown in Section 1 that we use to calculate your policy’s minimum death benefit and the maximum amount of premium you can pay. Once we issue your policy, the Tax Test cannot be changed.

Underwriting Class

A class we assign to the Insured and use to calculate cost of insurance charges. Classes are based on health, tobacco use and other non-medical factors. Temporary or permanent flat extra mortality charges may be added to the Underwriting Class cost of insurance charges.

Key features of your Flexible Premium Variable Universal Life Insurance policy

•	Adjustable death benefit
•	Flexible premiums payable during the Insured’s lifetime
•	Premiums can be allocated to the Fixed Account and/or to our Investment Accounts
•	Policy Value, death benefit and length of coverage can be variable or fixed according to the provisions of this policy and may increase or decrease depending on investment performance
•	The minimum death benefit and the method for determining the amount of your death benefit are described in the Death Benefit section of this policy
•	Pays Death Benefit Proceeds when the person insured by the policy dies
•	Can be cashed in for its Cash Surrender Value
•	Non-Participating policy. This policy does not pay dividends
•	Accelerated death benefit option. You should consult a personal tax advisor first because the payment may be taxable